                                                                  EXECUTION COPY

                         STOCKHOLDERS SUPPORT AGREEMENT

                  STOCKHOLDERS SUPPORT AGREEMENT, dated as of April 2, 2003 (this "Agreement"), among THE THOMSON CORPORATION, a corporation organized under the laws of Ontario, Canada ("Parent"), GULF ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and each of the stockholders whose names appear on the signature pages of this Agreement (each a "Stockholder" and, collectively, the "Stockholders").

                  WHEREAS, as of the date hereof and except as noted on Exhibit A hereto, each Stockholder represents and warrants to Parent that such Stockholder owns (i) of record or through a nominee and (ii) beneficially and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the number of shares of common stock, par value $0.01 per share ("Company Common Stock"), of ELITE INFORMATION GROUP, INC., a Delaware corporation (the "Company"), as set forth opposite such Stockholder's name on Exhibit A hereto (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement, including shares of Company Common Stock issuable upon the exercise of options to purchase Company Common Stock, being referred to herein as the "Shares"); and

                  WHEREAS, Parent, Purchaser and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the "Merger Agreement"; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), a draft of which has been made available to each Stockholder, which provides, upon the terms and subject to the conditions thereof, for the merger of Purchaser with and into the Company (the "Merger");

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Stockholders hereby agree as follows:

                  1. Tender of Shares. Promptly following the commencement of the Offer, each Stockholder hereby agrees that such Stockholder (a) shall tender, or cause to be tendered, to the Purchaser in the Offer, as promptly as practicable, but in any event within five business days of such commencement, all of such Stockholder's Shares pursuant to the terms of the Offer, and (b) shall not withdraw, or cause to be withdrawn, such Shares.

                  2. Grant of Proxy. Each Stockholder, by this Agreement, with respect to such Stockholder's Shares, hereby grants an irrevocable proxy to Purchaser (and agrees to execute such documents or certificates evidencing such proxy as Purchaser may reasonably request) to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, all of such Stockholder's Shares (a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and this Agreement, (b) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Company Takeover Proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company. Each Stockholder further agrees to cause such Stockholder's Shares to be voted in accordance with the foregoing. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

                  3. Transfer of Shares. Each Stockholder agrees that such Stockholder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares, or (d) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing such Stockholder's obligations hereunder.

                  4. Representations and Warranties of the Stockholders. Each Stockholder hereby severally represents and warrants to Parent and Purchaser as follows:

                  (a) If such Stockholder is a corporation or other legal entity, such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws affecting the enforcement of creditor's rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) if such Stockholder is a corporation or other legal entity, conflict with or violate the Certificate of Incorporation or By-


                                       2
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laws or equivalent organizational documents of such Stockholder, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (c) have been obtained and all filings and obligations described in subsection (c) have been made, conflict with or violate any law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences as would not, individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of its obligations pursuant to this Agreement.

                  (c) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of such Stockholder's obligations pursuant to this Agreement.

                  (d) With respect to any Stockholder who is a natural person, the failure of the spouse, if any, of such Stockholder to be a party or signatory to this Agreement shall not (i) prevent such Stockholder from performing such Stockholder's obligations and consummating the transactions contemplated hereunder, or (ii) prevent this Agreement from constituting the legal, valid and binding obligation of such Stockholder in accordance with its terms.

                  5. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represents and warrants to each Stockholder as follows:

                  (a) Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Stockholders, constitutes legal, valid and binding obligations of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws affecting the enforcement of creditor's rights generally and by general principles of


                                       3
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equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the organizational documents of Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (c) have been obtained and all filings and obligations described in subsection (c) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of Parent or Purchaser is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences as would not, individually or in the aggregate, prevent or materially delay the performance by Parent and Purchaser of any of their obligations pursuant to this Agreement.

                  (c) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Parent and Purchaser of any of their obligations pursuant to this Agreement.

                  6. No Solicitation of Transactions. None of the Stockholders shall, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage the submission of, any Company Takeover Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Company Superior Proposal; provided, however, that nothing in this Section 6 shall prevent the Stockholder, in such Stockholder's capacity as a director or executive officer of the Company from engaging in any activity permitted pursuant to Section 5.04 of the Merger Agreement. Each Stockholder shall, and shall direct or cause such Stockholder's representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Takeover Proposal.

                  7. Information for Offer Documents and Proxy Statement; Disclosure. Each Stockholder represents and warrants to Parent and Purchaser that none of the information relating to such Stockholder and such Stockholder's affiliates provided in writing by or on behalf of such Stockholder or such Stockholder's affiliates for inclusion in the Schedule TO, Schedule

14D-9, Offer Documents, or Proxy Statement will, at the respective times the Schedule TO, Schedule 14D-9, Offer Documents, or Proxy Statement are filed with the SEC or are first published, sent or given to the stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Stockholder authorizes and agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Stockholder's identity and ownership of Shares and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

                  8. Termination. The obligations of the Stockholders under this Agreement shall terminate upon the earliest of (a) the Effective Time, (b) any amendment to the Merger Agreement which adversely affects any Stockholder and (c) termination of the Merger Agreement in accordance with its terms. Nothing in this Section 8 shall relieve any party of liability for any breach of this Agreement.

                  9. Miscellaneous. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated; all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified on the signature pages of this Agreement; if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; this Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent or Purchaser may assign all or any of its rights and obligations hereunder to any affiliate of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations; this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity; this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State; this Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall

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

constitute one and the same agreement; from time to time, at the request of Parent, in the case of any Stockholder, or at the request of the Stockholders, in the case of Parent and Purchaser, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement; EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.




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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                                    THE THOMSON CORPORATION

                                                    /s/ Deirdre Stanley
                                                    --------------------------
                                                    Name: Deirdre Stanley
                                                    Title: Senior Vice President
                                                    Address: One Metro Center
                                                             Stamford, CT 06902




                                                    GULF ACQUISITION CORP.


                                                    /s/ Michael E. Wilens
                                                    --------------------------
                                                    Name: Michael E. Wilens
                                                    Title: President
                                                    Address: 610 Opperman Drive
                                                             Eagan, MN 55123

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                                           STOCKHOLDERS



                                           PAR Investment Partners, L.P.
                                           By: PAR Group, L.P., General Partner
                                           By: PAR Capital Management, Inc.,
                                           General Partner

                                           By: /s/ Arthur G. Epker III
                                               ---------------------------------
                                               Name: Arthur G. Epker III
                                               Title: Vice President, PAR
                                                      Capital Management, Inc.




                                           /s/ Arthur G. Epker, III
                                           -------------------------------------
                                           Name:  Arthur G. Epker, III





                                           /s/ Christopher K. Poole
                                           -------------------------------------
                                           Name:  Christopher K. Poole





                                           /s/ David A. Finley
                                           -------------------------------------
                                           Name:  David A. Finley





                                           /s/ Roger Noall
                                           -------------------------------------
                                           Name:  Roger Noall

                                           /s/ Alan Rich
                                           -------------------------------------
                                           Name:  Alan Rich





                                           /s/ William G. Seymour
                                           -------------------------------------
                                           Name:  William G. Seymour

                                                                       EXHIBIT A

                              LIST OF STOCKHOLDERS



                                                     Number of Shares Issuable
                          Number of Shares of     Pursuant to Options Exercisable
  Name of Stockholder     Company Common Stock    Within 60 Days of April 2, 2003
  -------------------     --------------------    -------------------------------
PAR Capital Management        1,220,300                          0
Arthur G. Epker III                   0                     11,000
Christopher K. Poole              9,583                    232,666
David A. Finley                       0                     87,666
Roger Noall                      34,100                     11,000
Alan Rich                             0                     11,000
William G. Seymour              434,622                     11,000